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                                   EXHIBIT 99
                                                          For Immediate Release:

                                                     Contact:  Michelle Sullivan
                                                                  (617) 368-5165

                  BOSTON BEER ANNOUNCES INCREASE IN EXPENDITURE
                          FOR STOCK REPURCHASE PROGRAM

      BOSTON (8/19/03) - The Boston Beer Company, Inc. (NYSE: SAM), brewer of Samuel Adams Boston Lager(R), announced today that its Board of Directors has increased by $10 million to $80 million the aggregate expenditure limitation on the Company's Class A Common Stock repurchase program. Since the inception of its stock repurchase program, the Company has repurchased a total of approximately 6.8 million shares at an aggregate cost of $70.0 million.

      The Boston Beer Company is America's leading brewer of world-class beer. Founded in 1984 by sixth generation brewer Jim Koch, the Company has won more than 500 international awards for its better tasting beers. Samuel Adams Boston Lager(R) is the Company's flagship brand, celebrated worldwide for its high-quality ingredients and traditional brewing techniques. The result is a beer renowned by drinkers for its full flavor, balance, complexity, and consistent quality. For more information, visit the web-site at www.samadams.com or visit www.bostonbeer.com for financial information.

      Statements made in this press release that state the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including but not limited to the Company's reports on Form 10-K for the year ended December 28, 2002 and Form 10-Q for the quarter ended June 28, 2003. Copies of those documents may be obtained by contacting the Company or the SEC or on the Company's website, www.bostonbeer.com.